PRESS RELEASE

       MSU Devices Obtains Extensions under Secured Bridge Loan Financing


DALLAS - July 1, 2002 - MSU Devices Inc. ("MUCP") announced today that the Company has obtained an extension of the maturity date of its secured bridge loan financing and an extension of the date by which it is required to obtain the last round of funding under the financing. Pursuant to an agreement with holders of a majority in principal amount of the outstanding secured notes, the maturity date of the secured notes has been extended from September 30, 2002 to December 31, 2002. In addition, the final $500,000 financing required by June 30, 2002 must now be received by the Company as follows: at least $250,000 not later than July 31, 2002 and at least $250,000 not later than August 31, 2002. No other terms of the secured loan financing were affected by the extensions. In the event the Company does not raise the additional funds by the dates indicated, it will be in default and the noteholders can accelerate the maturity of the secured notes and exercise their rights under a first priority lien on the assets of the Company, including intangible assets and intellectual property.

The secured notes, as well as the common stock into which the notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


CONTACT: MSU Devices Inc., Dallas
         Bruce Walter, 972/473-6916